EXHIBIT 99.4

VOTING AND LOCK-UP AGREEMENT

THIS AGREEMENT is made June 23, 2009

BETWEEN:

JAMES RANDALL MARTIN (the “Stakeholder”)

- and -

MEDORO RESOURCES LTD., a corporation existing under the laws of the Yukon Territory (“Medoro”)

RECITALS:

A.

Medoro and Colombia intend to enter into a business combination transaction by way of an arrangement (the “Arrangement”) pursuant to an arrangement agreement dated the date hereof (the “Arrangement Agreement”).

B.

As an inducement to Medoro’s willingness to enter into the Arrangement Agreement, the Stakeholder undertakes to take certain actions and do certain things to support the Arrangement as set out in this voting and lock-up agreement (the “Agreement”).

C.	The Stakeholder is the registered and/or direct or indirect beneficial owner of the number of issued and outstanding Colombia Common Shares set forth on Schedule A.

D.

The Stakeholder is the holder of the number of Colombia Options to purchase Colombia Common Shares under one of the Colombia Share Option Plans and the number of Colombia Warrants set forth on Schedule A.

E.

The terms of the Arrangement are summarized in the Arrangement Agreement, the form of which has been provided to the Stakeholder. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Arrangement Agreement, unless the context indicates otherwise.

THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stakeholder and Medoro agree as follows:

ARTICLE 1
REPRESENTATIONS AND WARRANTIES

1.1        Stakeholder Representations

The Stakeholder represents and warrants to Medoro (and acknowledges that Medoro is relying upon such representations and warranties in completing the Arrangement) as follows:

(a)

that the Colombia Common Shares, the Colombia Options and the Colombia Warrants set forth opposite the Stakeholder’s name on Schedule A to this Agreement (collectively, the “Shares”) represent all securities or rights to acquire securities of Colombia held of record or beneficially owned by the Stakeholder. In respect of such Shares, the Stakeholder is either the sole legal and sole beneficial owner, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over, and sole power to agree to all of the matters set forth in this Agreement, or has been authorized by the legal and beneficial owner of such Shares to execute and perform the obligations of the Stakeholder under this Agreement. The Stakeholder owns the Shares, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims or rights of others of any nature or kind. Other than the Shares set out on Schedule A, no other securities of Colombia or rights to acquire securities of Colombia are beneficially owned or held of record, directly or indirectly, by the Stakeholder that would hinder or impede the Stakeholder from performing its obligations hereunder;

(b)

the Stakeholder has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Stakeholder (and if the Stakeholder is a corporation, duly authorized by all necessary corporate actions), and assuming the due authorization, execution and delivery by Medoro, this Agreement constitutes the legal, valid and binding obligation of the Stakeholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity;

(c)

that there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Stakeholder, threatened against the Stakeholder or any of its properties that, individually or in the aggregate, could impair the ability of the Stakeholder to perform its obligations under this Agreement. There is no judgment, decree or order against the Stakeholder that could prevent, enjoin, alter or delay the Stakeholder from performing its obligations under this Agreement;

(d)

the Stakeholder has not previously granted or agreed to grant any proxy or other right to vote in respect of its Shares or entered into any voting trust, nor any pooling or other agreement, with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Shares except those which are no longer of any force or effect;

(e)

The stakeholder has not entered into any agreement, or granted any option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition, or transfer from the Stakeholder to any person of any of its Shares, or any interest therein or right thereto, except pursuant to this Agreement and the Arrangement Agreement;

(f)

neither the execution and delivery of this Agreement by the Stakeholder, the performance by the Stakeholder of its obligations hereunder nor the compliance by the Stakeholder with any of the provisions hereof will result in the creation of any lien or encumbrance on any of its Shares or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating or governing documents, by-laws or resolutions of the Stakeholder, if applicable, or any contract or other document to which the Stakeholder is a party or subject, or any judgment, decree, order, statute, law, rule or regulation applicable to the Stakeholder; and

(g)

there are no other obligations (other than the right to purchase Colombia Common Shares pursuant to the Colombia Warrants or Colombia Options) relating to the Shares outstanding between the Stakeholder or its affiliates, on the one hand, and Colombia or the Colombia Subsidiaries, on the other hand.

1.2        Medoro Representations

Medoro hereby represents and warrants to the Stakeholder (and acknowledges that the Stakeholder is relying upon such representations and warranties) that:

(a)	Medoro has been incorporated, is validly subsisting and has full corporate and legal power to own its property and assets and to conducts its business as currently owned and conducted; and

(b)	Medoro has all necessary power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

ARTICLE 2
STAKEHOLDER OBLIGATIONS

2.1        Restrictions on Transfers

The Stakeholder hereby irrevocably covenants in favour of Medoro that, except as contemplated in this Agreement, the Stakeholder will not: (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of its Shares or any additional shares of Colombia in respect of which it acquires direct or indirect legal or beneficial ownership after the date hereof (the “Additional Shares”) or any additional options or warrants to acquire shares of Colombia in respect of which it acquires direct or indirect legal or beneficial ownership after the date hereof (the “Additional Options”, together with the Additional Shares and the Shares, the “Securities”) or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of its Securities into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Securities, without having first obtained the prior written consent of Medoro, which consent is within the sole discretion of Medoro and may be unreasonably withheld.

2.2        Non-Solicitation

The Stakeholder agrees in favour of Medoro, that it will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to an Acquisition Proposal.

2.3        Fiduciary Obligations

Medoro agrees and acknowledges that the Stakeholder is bound hereunder solely in his or her capacity as a securityholder of Colombia and that the provisions hereof shall not, and shall not be deemed or interpreted to, bind the Stakeholder in his or her capacity as a director or an officer of Colombia and that nothing contained in this Agreement shall restrict, limit or prohibit the Stakeholder from exercising his or her fiduciary duties as a director of Colombia, if the Stakeholder is such a director.

2.4        Voting Rights

(a)

The Stakeholder agrees in favour of Medoro that it will, to the extent permitted under applicable Laws, vote (or cause to be voted) all Securities at any meeting of the shareholders of Colombia, and in any action by written consent of the Colombia Shareholders: (i) in favour of the Arrangement Resolution; or (ii) against any action that would impede, delay, interfere or discourage the Arrangement (including, for greater certainty, against (A) any Acquisition Proposal or Superior Proposal, (B) any merger, consolidation, business combination, sale of assets, amalgamation, arrangement, reorganization or recapitalization of Colombia, (C) any sale, lease or transfer of any significant part of the assets of Colombia, (D) any dissolution, liquidation or winding up of Colombia, (E) any action to remove or change any of the directors of Colombia, and (F) any material change in the capitalization of Colombia, or the corporate structure or charter of Colombia) (in each case other than as contemplated in the Arrangement Agreement or where the relevant proposal does not have the express written agreement of Medoro); or (iii) against any action that would result in any breach of any representation, warranty or covenant of Colombia in the Arrangement Agreement.

(b)

For greater certainty, in connection with any matter referred to in Section 2.4(a), other than those matters referred to in Section 2.4(a)(i), the Stakeholder agrees in favour of Medoro that it will consult with Medoro prior to exercising any voting rights attached to its Securities and will exercise or procure the exercise of such voting rights as Medoro instructs.

(c)

The Stakeholder agrees in favour of Medoro that the Stakeholder shall not, without the prior written consent of Medoro, requisition or join in the requisition of any meeting of the securityholders of Colombia for the purpose of considering any resolution.

2.5        Additional Covenants of each Stakeholder

The Stakeholder hereby undertakes in favour of Medoro from time to time:

(a)

to not make any statements against the Arrangement or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding or varying such Arrangement or any aspect thereof;

(b)

to not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Stakeholder’s Securities pursuant to this Article 2, including, but not limited to, the sale of any direct or indirect holding company of the Stakeholder or the granting of a proxy on any of the Stakeholder’s Securities of any direct or indirect holding company of the Stakeholder which would have, indirectly, the effects prohibited by this Article 2;

(c)

to deposit all of the Stakeholder’s Securities, together with a duly completed letter of transmittal and election form, with the depositary specified in the Colombia Proxy Circular in accordance with the terms thereof;

(d)

if the Stakeholder is also a director of Colombia or any Colombian Subsidiaries, upon completion of the Plan of Arrangement, to resign as a director of Colombia and any such Colombian Subsidiaries at the time and in the manner requested by Medoro;

(e)

if any of the Stakeholder’s Securities are registered in the name of a person other than the Stakeholder or otherwise held other than personally, to cause the direct owner of such securities to perform all covenants of the Stakeholder under this Agreement;

(f)

to promptly notify Medoro of the number of any Additional Shares and/or Additional Options acquired by the Stakeholder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement as though they were Shares owned by the Stakeholder on the date hereof;

(g)

to promptly notify Colombia upon becoming aware of any Material Adverse Change or Material Adverse Effect in respect of Colombia, in order to allow Colombia to effect its obligations under the Arrangement Agreement; and

(h)	To not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Arrangement.

2.6        Termination by Stakeholder

The obligations of the Stakeholder set out in Article 2 shall automatically terminate upon the earlier of (1) the Effective Time or (2) the termination of the Arrangement Agreement in accordance with its terms, provided that the Stakeholder shall be responsible and remains liable for any breach of this Agreement by the Stakeholder occurring prior to the termination of this Agreement.

2.7        Termination by Medoro

Medoro, when not in default in the performance of its obligations under this Agreement, may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement by notice in writing to the Stakeholder.

2.8        Effect of Termination

In the case of any notice of termination of this Agreement pursuant either Section 2.6 or 2.7, this Agreement shall terminate as between Medoro and the Stakeholder and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party hereunder from liability for any breach of this Agreement prior to such termination.

2.9        No Ownership Interest

Nothing contained in this Agreement vests in Medoro any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to any Securities remain vested in and belong to the Stakeholder, and Medoro has no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Colombia or exercise any power or authority to direct the Stakeholder in the voting of any of the Securities, except as otherwise provided herein, or in the performance of the Stakeholder’s duties or responsibilities as a securityholder of Colombia.

ARTICLE 3
OTHER COVENANTS

3.1        Disclosure

The Stakeholder agrees in favour of Medoro to this Agreement being made publicly available, including on SEDAR, and otherwise to the extent required by Law. Except as required by applicable securities laws or regulations or the rules of any stock exchange, the Stakeholder shall not make any public announcement or statement with respect to this Agreement or the Arrangement Agreement with the prior written approval of Medoro.

3.2        Remedies

The Stakeholder agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by the Stakeholder, Medoro is entitled to obtain equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement by the Stakeholder but will be in addition to all other remedies available at law or in equity to Medoro.

3.3        No Dissent

The Stakeholder hereby waives and agrees, in favour of Medoro, not to exercise any rights of appraisal or rights of dissent the Stakeholder may have arising from the Arrangement.

ARTICLE 4
MISCELLANEOUS

4.1        Interpretation

In this Agreement:

(a)

Governing Law - This Agreement shall be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Stakeholder hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and irrevocably agrees that the courts of the Province of Ontario are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such courts.

(b)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(c)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)

Severability - If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Medoro and the Stakeholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of Medoro and the Stakeholder as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.2        Incorporation of Schedules

Schedule A – Stakeholder Shares and Stakeholder Information attached hereto shall, for all purposes hereof, form an integral part of this Agreement.

4.3        Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between Medoro and the Stakeholder and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between Medoro and the Stakeholder pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, implied or expressed, between Medoro and the Stakeholder in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

4.4        Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

4.5        Further Assurances

The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

4.6        Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Stakeholder and Medoro agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

4.7        Waiver

The Stakeholder and Medoro agree with each other and confirm to each other that:

(a)

any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)

no failure or delay by the Stakeholder or Medoro in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by the Stakeholder or Medoro.

4.8        Assignability

The provisions of this Agreement are binding upon and enure to the benefit of Medoro and the Stakeholder and their respective successors and permitted assigns. The Stakeholder may not assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of Medoro. Medoro may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate, without reducing its own obligations hereunder, without the consent of the Stakeholder.

4.9        Independent Legal Advice

The Stakeholder acknowledges in favour of Medoro that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The Stakeholder further acknowledges in favour of Medoro that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees in favour of Medoro that this Agreement constitutes a binding legal obligation and that it is estopped from raising any claim on the basis that it has not obtained such advice.

4.10      Public Notices

The Stakeholder acknowledges and agrees in favour of Medoro that: all public notices to third parties and all other publicity concerning this Agreement, the Arrangement Agreement and the transactions contemplated hereunder and thereunder will be planned and co-ordinated by Medoro and/or Colombia in accordance with the Arrangement Agreement; and the Stakeholder shall not act unilaterally in this regard without the prior approval of Medoro unless such disclosure is required under applicable Laws and stock exchange rules in circumstances where prior consultation with Medoro is not practicable.

4.11      Notices

Any notice, consent or approval, required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax or email:

(a)	if to Medoro:

Medoro Resources Limited 220 Bay Street Suite 1400 Toronto, ON M5J 2W4

Attention: Peter Volk Facsimile: (416) 360-7783
E-Mail: pvolk@medororesources.com

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP 2800 – 199 Bay Street Commerce Court West Toronto, Ontario M5L 1A9

Attention: Ernest McNee Facsimile: (416) 863-2653 E-Mail: ernest.mcnee@blakes.com

(b)	If to the Stakeholder, at the Stakeholder’s address, fax number or e-mail address set out on Schedule A.

Any Notice delivered or transmitted to a party as provided above is deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice is deemed to have been given and received on the next Business Day.

Medoro may, from time to time, change its address by giving Notice to the Stakeholder in accordance with the provisions of this Section, and the Stakeholder may change its address by giving Medoro such Notice in such manner.

4.12      Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be delivered by fax or email, and all such counterparts together constitute one agreement.

This Agreement has been agreed and accepted as of the date first set out above.

Name:
Title:

MEDORO RESOURCES LTD.

By:
Name:
Title:

SCHEDULE A

Stakeholder Shares, Options, Warrants and Stakeholder Information

Stakeholder	Number of Colombia Common Shares	Number of Colombia Warrants	Number of Colombia Options
James Randall Martin	1,000,000	-	800,000

Stakeholder’s address: Box 218 Springtown, PA, 18081, USA

Stakeholder’s fax no.: 610-346-7717

Stakeholder’s e-mail address: jrandymart@verizon.net